Exhibit 99.1

              America Service Group Signs Contract with
                  Alabama Department of Corrections

   BRENTWOOD, Tenn.--(BUSINESS WIRE)--Oct. 31, 2003--America Service Group Inc. (NASDAQ:ASGR) announced today that its operating subsidiary, Prison Health Services, Inc. (PHS), has executed a contract with the Alabama Department of Corrections (ADOC) to provide statewide medical services, commencing November 3, 2003.
   The contract represents total revenues of approximately $142.7 million over its initial three-year contract period. The contract contains two additional one-year renewal options. PHS will be responsible for providing on-site medical care and pharmacy services as well as off-site specialty and hospital-based services.
   "We very much appreciate the confidence placed in PHS by Commissioner Campbell and his staff and look forward to a collaborative partnership that will deliver responsive, quality healthcare services to the ADOC," said Lawrence H. Pomeroy, senior vice president and chief development officer of America Service Group.
   America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

   This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.



    CONTACT: America Service Group Inc., Brentwood
             Michael Catalano, 615-373-3100
             or
             Michael W. Taylor, 615-373-3100
             www.asgr.com